Exhibit 4.1

                          ARTICLES OF ASSOCIATION

                                  BIORA AB

                   corporate identity number 556289-8998

                                   ss. 1
The name of the company is BIORA AB. The company is a public company
(publ).

                                   ss. 2
The company shall have its registered office in Malmo.

                                   ss. 3
The object of the company is to develop, manufacture and market pharmaceuticals and treatment equipment as well as pursue other compatible business.

                                   ss. 4
The share capital shall be not less than SEK five hundred and fifty thousand (550,000) and not more than SEK two million two hundred thousand (2,200,000).

                                   ss. 5
The nominal value of each share shall be four ore (SEK 0.04).

                                   ss. 6
The Board of Directors shall consist of not less than five (5) and not more than nine (9) members with not less than one (1) and not more than three
(3) deputies. The directors and deputy directors shall be elected annually at the Ordinary General Meeting for a period until the next Ordinary General Meeting has been held.

                                   ss. 7
For the audit of the company's administration and accounts two (2) authorised public accountants with two (2) deputies or one (1) registered public accounting firm with one accountant bearing the main responsibility, shall be appointed at the Ordinary General Meeting.

                                   ss. 8

The company shall be a VPC Company. Any one who, on a given record date, is recorded in the share register or in the special register pursuant to chapter 3, section 12 of the Swedish Companies Act (1975:1385), shall be considered authorised to receive dividends and, in connection with a bonus issue, new shares to which a shareholder is entitled and to exercise the shareholder's preferential right to participate in an issue.

                                   ss. 9
A notice convening a General Meeting shall be published in the Swedish Official Gazette (Post- och Inrikes Tidningar), Sydsvenska Dagbladet and in Svenska Dagbladet or Dagens Nyheter. A notice convening an Ordinary General Meeting and an Extraordinary General Meeting to decide upon the alteration of the Articles of Association shall take place at the earliest six (6) and at the latest four (4) weeks prior to the meeting. A notice convening another extraordinary general meeting shall take place at the earliest six
(6) and at the latest two (2) weeks prior to the meeting. A notice convening an Extraordinary General Meeting shall take place by mailed letters to all shareholders registered in the share register, at the earliest four (4) and at the latest two (2) weeks prior to the meeting.

                                   ss. 10
The General Meeting shall be held in Malmo.

                                   ss. 11
A shareholder, who wants to take part of a General Meeting, must be registered in a transcript of the share register relating to the facts that were recorded ten (10) days before the General Meeting and must give notice to the company not later than the day mentioned in the notice convening the meeting, before 4 p.m. The last- mentioned day must not be a Sunday, any other public holiday, a Saturday, Midsummer Eve, Christmas Eve or New Year's Eve and must not fall earlier than on the fifth weekday (Sw. vardag) before the General Meeting. At the General Meeting, a shareholder is entitled to be accompanied by one or two assistants; however, only if the shareholder gives notice hereof to the company according to what is prescribed in the notice.

                                   ss. 12
The Chairman of the Board of Directors or the person appointed by the Board of Directors shall open the General Meeting and lead the negotiations until a chairman has been elected.

                                   ss. 13
At a General Meeting everyone entitled to vote may vote for the total number of shares owned and represented by him without limitation of the number of votes.

                                   ss. 14

At the Ordinary General Meeting the following matters shall be dealt with:

1.       Opening of the Meeting;

2.       Election of a Chairman to preside at the Meeting;

3.       Preparation and approval of a voting list;

4.       Election of one or two people to check the minutes;

5.       Approval of the Agenda;

6.       Examination of whether the Meeting has been properly convened;

7. Presentation of the Annual Report and the Auditors' Report on the Parent Company;

8.       Resolutions with respect to

         a) the adoption of the Income Statement and the Balance Sheet on the Parent Company, and the Consolidated Accounts and the Auditor's Report on the Group,

         b) the appropriation of the Company's profit or loss according to the Balance Sheet adopted,

         c) the discharge of the Directors of the Board from their liability;

9. Determination of fees for the Board of Directors and, where appropriate, the Auditors;

10. Election of the Board of Directors and, where appropriate, appointment of the Auditors and deputies for the Auditors or of a registered public accounting firm;

11. Any other matter to be dealt with by the General Meeting according to the Swedish Companies Act (1975:1385) or the Articles of Association.

                                   ss. 15
The calendar year shall be the financial year of the company.

                           ----------------------

These Articles of Association have been adopted at the Ordinary General Meeting held on April 29, 1999.